News Release

HP and Intergraph Settle Patent Litigation

PALO ALTO, Calif., Jan. 21, 2005

HP today announced it has settled all ongoing patent litigation with Intergraph Corporation and the companies have entered into a patent cross-license agreement. The agreement resolves all legal claims between the two companies.

Under the terms of the agreement, HP will pay Intergraph $141 million. The accounting treatment is not yet final, however, HP expects this settlement to reduce earnings by approximately $0.03 for the first quarter of fiscal year 2005.

Both HP and Intergraph will immediately dismiss, withdraw or terminate with prejudice all pending lawsuits, and neither company will have any further financial obligations stemming from any disputes to date.

HP and Intergraph have been in litigation against each other since 2002, in both U.S. federal court and in the European Union.

According to the terms of the cross-license agreement, HP is granted a license to all Intergraph patents for all fields of use. Intergraph is granted a license to all HP patents in specific fields covered by Intergraph’s current product categories.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Oct. 31, 2004, HP revenue totaled $79.9 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at http://www.hp.com.

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties materialize or the assumptions prove incorrect, the results of HP and its consolidated subsidiaries may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected results of the rights and releases granted under the patent cross-licensing agreement and of the settlement of litigation; the timing of the anticipated disposition of pending litigation; the expected financial impact of the settlement; statements of expectation or belief; and any statement of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the ultimate accounting treatment of the settlement, actions by courts and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to HP’s Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2004. HP assumes no obligation and does not intend to update these forward-looking statements.